UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210 Plymouth, MN 55447
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, 2016, Silver Bay Realty Trust Corp. (the “Company”), acting by the unanimous written consent of the Company’s Board of Directors (the “Board”), increased the size of the Board from seven (7) seats to eight (8) seats and appointed W. Reid Sanders to fill the newly-created seat on the Board. The appointment of Mr. Sanders was effective immediately upon effectiveness of the unanimous written consent of the Board and he will stand for reelection at the Company’s 2017 annual meeting of stockholders. Mr. Sanders has not yet been appointed to any of the Committees of the Board. The Board has determined that Mr. Sanders qualifies as an independent director under the New York Stock Exchange (“NYSE”) rules.

Mr. Sanders currently serves as the President of Sanders Properties, Inc., a real estate company. Mr. Sanders is also a director, member of the audit committee, member of the compensation committee, and member of the risk oversight committee of Two Harbors Investment Corp. (NYSE: TWO), a Maryland corporation focused on investing, financing and managing residential mortgage-backed securities and related investments. He also serves as a director and member of the audit committee of Mid-America Apartment Communities, Inc. (NYSE: MAA), a Delaware real estate investment trust that owns and operates apartment complexes. Mr. Sanders is also a member of the board, executive committee and compensation committee of Independent Bank, a bank holding company; serves on the investment committee at Cypress Realty, a real estate company; and is on the advisory board of SSM Venture Partners III, L.P., a private venture capital firm. He is the former chairman of the board of Two Rivers Capital Management, and his former directorships include Harbor Global Company Ltd., an asset management, natural resources and real estate investment company, PioGlobal Asset Management, a Russian private investment management company, The Pioneer Group Inc., a global investment management firm, and TBA Entertainment Corporation, a strategic communications and entertainment marketing company. Mr. Sanders was the co-founder and former Executive Vice President of Southeastern Asset Management, and the former President of Longleaf Partners Mutual Funds, a family of funds in Memphis from 1975 to 2000. He served as an Investment Officer at First Tennessee Investment Management, the investment management division of First Horizon National Corporation, from 1973 to 1975. Mr. Sanders worked in Credit Analysis and Commercial Lending at Union Planters National Bank from 1971 to 1972. Mr. Sanders is a trustee of the Hugo Dixon Foundation, the Dixon Gallery and Gardens, the Hutchison School, Rhodes College, and the Tennessee Shakespeare Company, and is a former trustee of The Jefferson Scholars Foundation and the Campbell Clinic Foundation. He received a B.A. in Economics from the University of Virginia.

There are no arrangements or understandings between Mr. Sanders and any other person pursuant to which he was selected as a member of the Board and as of the date of his appointment, Mr. Sanders has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K. Mr. Sanders will receive compensation as a director consistent with the compensation paid to non-employee directors of the Company, as described in the Company’s proxy statement for the annual meeting of stockholders held on May 17, 2016.

On July 28, 2016, Ronald N. Weiser notified the Board of his intent to resign from the Board and its committees effective as of August 31, 2016. Mr. Weiser’s decision to resign from the Board was not the result of a disagreement with the Company relating to its operations, policies or practices. Mr. Weiser currently serves as a member of the Board’s Nominating and Corporate Governance Committees and as its Interim Lead Independent Director.

Item 7.01.    Regulation FD Disclosure

On August 3, 2016, Silver Bay Realty Trust Corp. issued a press release announcing the increase in size of the Board, Mr. Sanders’ appointment to the newly created Board seat and Mr. Weiser’s resignation. A copy of this press release is furnished, not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ DANIEL J. BUECHLER
Daniel J. Buechler
General Counsel and Secretary

Date: August 3, 2016

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated August 3, 2016